N E W S B U L L E T I N FROM:

FOR IMMEDIATE RELEASE

CalAmp Increases Financial Guidance for the Fiscal 2012 First Quarter

OXNARD, Calif.--June 1, 2011--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products, services and solutions, today announced increased financial guidance for the fiscal 2012 first quarter ended May 31, 2011.

The Company expects to report fiscal 2012 first quarter consolidated revenues in the range of $34.0 to $34.5 million and GAAP basis earnings per diluted share of $0.01 to $0.02. This compares to the Company’s first quarter business outlook provided on April 28, 2011 that projected fiscal 2012 first quarter consolidated revenues in the range of $31 to $34 million and GAAP basis earnings per diluted share in the range of a $0.01 loss to $0.02 income.

Michael Burdiek, President and Chief Executive Officer of CalAmp, commented, "We saw strong performance from both our Wireless Datacom and Satellite businesses in the first quarter, and we anticipate year-over-year growth in both businesses during fiscal 2012. Our pipeline of sales opportunities continues to expand as we execute our global product and marketing strategy.”

CalAmp will provide its complete financial results in its fiscal 2012 first quarter earnings release and conference call, the date of which will be announced soon.

About CalAmp
CalAmp develops and markets wireless communications solutions that deliver data, voice and video for critical networked applications. The Company’s two business segments are Wireless DataCom, which serves utility, government and enterprise customers, and Satellite, which focuses on the North American Direct Broadcast Satellite market. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as "may," "will," "expect," "intend," "plan," "believe," "seek," "could," "estimate," "judgment," "targeting," "should," "anticipate," "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in the Company's satellite and wireless datacom markets, the timing of customer approvals of new product designs, the length and extent of the global economic downturn that has and may continue to adversely affect the Company's business, and other risks or uncertainties that are described in the Company's Report on Form 10-K for fiscal 2011 as filed on April 28, 2011 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Rick Vitelle	Lasse Glassen
Chief Financial Officer	General Information
(805) 987-9000	(213) 486-6546
lglassen@mww.com